Exhibit 3.4

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND RIGHTS OF

SERIES D CONVERTIBLE PREFERRED STOCK

OF

INTELLECT NEUROSCIENCES, INC.

Intellect Neurosciences, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

FIRST:             This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock (the “Series D Certificate”).

SECOND:        The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Sections 228 and 242 of the DGCL.

THIRD:            Section 2 of the Series D Certificate (titled “Definitions”) shall be amended as follows:

“Conversion Price” shall mean $0.005 per share of Common Stock, as adjusted from time to time pursuant to Section 6.

FOURTH:       Section 6 of the Series D Certificate (titled "Conversion") shall be amended as follows:

Section 6(g) (titled “Certain Anti-Dilution Adjustments”) shall be deleted and replaced in its entirety with the following: “(f) Intentionally Omitted”.

FIFTH:             This Certificate of Amendment shall be effective as of July 22, 2014.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 22nd day of July, 2014.

INTELLECT NEUROSCIENCES, INC.

By:	/s/ Elliot Maza
Elliot Maza
Chief Executive Officer